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                                                                    Exhibit 99.1


For Immediate Release                             Contact: John A. Stiles
                                                  John A. Stiles & Assoc. LLC
                                                  314-994-0560

                      AuthentiDate Holding Corp. Announces
                      Second Quarter and Six Month Results

Schenectady, NY--February 13, 2004--AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that revenue for the quarter ended December 31, 2003 was $4,029,068 compared to $5,920,575 for the same quarter a year ago. Revenue for the six-month period ending December 31, 2003 was $7,300,291 compared to $11,385,151 for the same six-month period in 2002. The Company noted that deferred revenue increased 121% from $648,000 at June 30, 2003 to $1,432,000 at December 31, 2003.

The Company stated that a reduction in low margin hardware sales by the Company's DJS Marketing Group subsidiary contributed to the sales decline in the quarter. Revenue for the six-month period for the AuthentiDate segment which includes AuthentiDate, Inc., AuthentiDate International AG and Trac Medical Solutions, Inc. decreased by $31,000 on a year-over-year basis. Authentidate Group sales were essentially flat for the six months ended December 31, 2003 compared to the prior year because the Company had held off on adding sales staff until the Microsoft Office Plug In was available for general release which happened during the quarter ending December 31, 2003. The DocStar Division realized a decrease in sales of $640,000. The Company stated that it believed the decrease in DocStar sales is attributable to generally weak IT spending by customers during the summer months of 2003. On a quarter to quarter basis DocStar sales increased significantly from $1,225,000 for the quarter ended September 30, 2003 to $1,689,000 for the quarter ending December 31, 2003, which is a 38% increase over the first fiscal quarter.

The net loss for the second quarter ended December 31, 2003 was $7,823,689 or $0.32 per share compared to a net loss of $1,953,555 or $0.10 per share for the same quarter a year ago. The Company reported a net loss of $9,523,708 or $0.43 per share and $3,948,421 or $0.20 per share for the respective sixth-month periods ended December 31, 2003 and 2002.

During the three months ended December 31, 2003, all of the Company's convertible debt was converted to equity. During the three and six months ended December 31, 2003 the Company expensed $5.6M and $5.9M as non-cash interest expense related to the convertible debt conversion. This non-cash charge reduced earnings per share in the three months and six months ended December 31, 2003, by approximately $0.23 per share and $0.27 per share, respectively.



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Subsequent to the end of the quarter the Company sold 5.4 Million shares of its common stock in a private transaction, realizing net cash proceeds of approximately $69 Million. This transaction significantly strengthens the balance sheet and also provides the resources to properly market the Authentidate product lines.

"A large portion of our loss this quarter was due to a one time charge which converts debt to equity, the result of which leaves us with a much stronger balance sheet ," stated John Botti, AuthentiDate's Chairman and CEO. "In addition, our deferred revenue increased 121% which we believe is a strong indication of success going forward."-

The following table are condensed Statements of Operations and Balance Sheet for AuthentiDate Holding Corp. A more detailed explanation is detailed in the Company's SEC filings.



                   AuthentiDate Holding Corp. and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)


                                                        For Three Months Ended                     For Six Months Ended
                                                              December 31,                             December 31,
                                                      2003                2002                  2003                  2002
                                                      ----                ----                  ----                  ----
Net sales                                         $  4,029,068         $  5,920,575         $  7,300,291         $ 11,385,151

Cost of goods sold                                   2,402,816            4,147,192            4,447,756            8,311,835
                                                  ------------         ------------         ------------         ------------

         Gross profit                                1,626,252            1,773,383            2,852,535            3,073,316
Operating Expenses                                   3,747,411            3,663,197            7,024,024            7,160,620
                                                  ------------         ------------         ------------         ------------

         Operating loss                             (2,121,159)          (1,889,814)          (4,171,489)          (4,087,304)

Other income (expense)
Interest expense                                    (5,724,704)            (203,658)          (6,182,160)            (247,822)
Interest and other income                               22,174              180,395              812,037              511,643
Equity in net loss of affiliated companies                 -                (38,669)                 -               (121,047)
                                                  ------------         ------------         ------------         ------------


         Loss before income taxes                   (7,823,689)          (1,951,746)          (9,541,612)          (3,944,530)

Income tax (expense)/benefit                               -                 (1,809)              17,904               (3,891)
                                                  ------------         ------------         ------------         ------------

Net loss                                           ($7,823,689)         ($1,953,555)         ($9,523,708)         ($3,948,421)
                                                  ============         ============         ============         ============

Weighted average number of shares                   24,495,904           19,994,817           22,461,881           19,949,807
                                                  ============         ============         ============         ============


Net loss per common share                               ($0.32)              ($0.10)              ($0.43)              ($0.20)
                                                  ============         ============         ============         ============


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                   AuthentiDate Holding Corp. and Subsidiaries
                      Condensed Consolidated Balance Sheets

                                                           (Unaudited)
                                                        December 31, 2003       June 30, 2003
                                                        -----------------       -------------
Current Assets:
         Cash and cash equivalents                         $ 7,757,986            $ 3,460,446
         Restricted cash                                     1,099,635
         Accounts receivable                                 2,784,129              3,642,221
         Other current assets                                  198,186                264,628
                                                           -----------            -----------
              Total current assets                          11,839,936              7,367,295

Property and equipment, net                                  3,567,379              3,764,846

Other assets:
       Software development costs, net                         255,073                355,082
       Goodwill                                             12,795,501             12,795,501
       Patent costs, net                                       280,000                277,406
       Other intangible assets                                 144,690                189,479
       Deferred financing fees                                                        268,935
       Other assests                                           122,131                 27,296
                                                           -----------            -----------

Total Assets                                               $29,004,710            $25,045,840
                                                           ===========            ===========


Current Liabilities:
         Accounts payable                                  $   882,511            $ 1,436,943
         Accrued expenses and other liabilities              2,697,290              2,125,111
         Deferred revenue                                    1,431,525                647,599
         Other current liabilities                             662,127              1,234,037
                                                           -----------            -----------
                  Total current liabilities                  5,673,453              5,443,690

Convertible debentures                                                              3,316,815
Long-term debt, net of current portion                       1,330,134              1,331,129
Deferred grant                                                                      1,000,000
Obligations under capital leases,
         net of current portion                                 36,768                 85,556
                                                           -----------            -----------

              Total liabilities                              7,040,355             11,177,190
                                                           -----------            -----------

              Total shareholders' equity                    21,964,355             13,868,650
                                                           -----------            -----------

Total liabilities and shareholders' equity                 $29,004,710            $25,045,840
                                                           ===========            ===========

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                         ------------------------------

About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells a complete line of proprietary document imaging products. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on "content security" as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical uses the AuthentiDate service in the medical supply business.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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